Exhibit 5.1

December 2, 2009

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies & Gentlemen:

We have acted as counsel to SandRidge Energy, Inc., a Delaware corporation (the “Company”), in connection with (i) the registration by the Company under the Securities Act of 1933 (the “Act”) of 25,600,000 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Shares”), pursuant to the registration statements on Form S-3 (File Nos. 333-158554 and 333-158556) filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2009 (such registration statements, as amended to the date hereof, are herein referred to as the “Registration Statements”), and (ii) the offer and sale of the Shares, which includes up to 3,600,000 shares of Common Stock issuable upon the Underwriters’ (as defined below) exercise of an over-allotment option pursuant to the Underwriting Agreement, dated as of December 1, 2009 (the “Underwriting Agreement”), among the Company, Tom. L. Ward, the Company’s Chairman, Chief Executive Officer and President, and the several underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have further assumed that the certificates evidencing the Shares conform to the specimen thereof incorporated by reference as an exhibit to the Registration Statements and have been duly countersigned by the transfer agent of the Common Stock and duly registered by the registrar of the Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law, applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to offering of the Shares and related transactions. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ COVINGTON & BURLING LLP